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[MKS INSTRUMENTS, INC. LOGO]

                                                                    Exhibit 99.1



                                                           FOR IMMEDIATE RELEASE

                                                     INVESTOR RELATIONS CONTACT:
                                                                  Ronald Weigner
                                        Vice President & Chief Financial Officer
                                                                    978.284.4446


          MKS INSTRUMENTS ACCELERATES VESTING OF CERTAIN STOCK OPTIONS

Wilmington, Mass. -- January 11, 2005 - MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for semiconductor and other advanced manufacturing processes, announced that on January 7, 2005, it accelerated the vesting of certain unvested options awarded to its employees and officers under its stock option plans. The acceleration applies only to those options with an exercise price of $23.00 or greater. The closing sale price of MKS stock on the Nasdaq National Market on January 7, 2005 was $16.03. As a result of this action, options to purchase approximately 1.6 million shares became exercisable on January 7, 2005.

Under the recently issued Financial Accounting Standards Board Statement No. 123R, "Share-Based Payment" ("FAS 123R"), the Company will be required to apply the expense recognition provisions under FAS 123R beginning July 1, 2005. The Company believes that accelerating the vesting of the identified stock options will reduce the Company's compensation charge in periods subsequent to June 30, 2005.

MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers' uptime, yield and throughput, and improving their productivity and return on invested capital.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the possibility that FAS 123R will be changed, amended or interpreted, thereby changing the Company's current assessment of the impact the adoption of FAS 123R will have on the acceleration of the vesting of stock options, as



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well as other risk factors detailed in MKS' filings with the Securities and
Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Readers are directed to those filings for a discussion of these other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.